Exhibit 99.1

AITX's RAD ROSA Expansion Order Follows RIO Success Across National Deployments

RAD Client Adoptions Expand to Include ROSA Deployments, Cementing the Value of the RAD Ecosystem

Detroit, Michigan, September 26, 2025 -- Artificial Intelligence Technology Solutions, Inc. (the "Company") (OTCID:AITX), a global leader in AI-driven security and productivity solutions, along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today announced that one of its larger clients has placed a new order for a stand-alone ROSA™ security device for a west coast facility, mirroring a prior test deployment on the east coast. This expansion follows the client's successful nationwide deployment of RAD's RIO™ 360 and RIO 180 units.

AITX
Artificial Intelligence Technology Solutions Inc.
HELLO
SECURE
RAD

When One RAD Device Performs, the Entire Ecosystem Expands

The client's journey with RAD began with RIO, where deployments have consistently outperformed expectations across multiple sites nationwide. Each RIO unit incorporates ROSA devices and can be fully integrated with SARA, RAD's agentic AI-driven autonomous response platform. With the effectiveness of RIO well established, the client is now extending its security footprint to include stand-alone ROSA units initially on the west coast. Further evaluations are underway for additional ROSAs, RIOs and for ROAMEO™, RAD's mobile robotic security solution, highlighting how RAD's ecosystem encourages organizations to expand from a single solution into a comprehensive suite of devices.

"This is exactly why RAD was never designed to be a single-product company," said Steve Reinharz, CEO/CTO and founder of AITX and RAD. "From the start, our strategy has been to build a portfolio of devices that work better together, now powered by SARA. When a client sees outstanding performance with one solution, it naturally opens the door to expand into others. That progression is built into our model, and it is what drives long-term growth for our clients, channel partners and shareholders."

RAD's ecosystem now spans the full spectrum of stationary and mobile solutions. The stationary lineup includes AVA™, TOM™, ROSA, RIO, and RADCam™ Enterprise, each designed to deliver specialized capabilities that can be deployed individually or as part of a broader integrated strategy. On the mobile side, clients are evaluating and deploying ROAMEO, RADDOG™ LE2, and the upcoming humanoid solution HERO™, which together extend RAD's reach into patrol and enforcement applications. This breadth of solutions positions RAD to support clients with virtually every security and operational requirement, from controlled access points to expansive outdoor environments.

"I want to commend our sales and operations teams for their relentless dedication in making deployments like this possible," said Mark Folmer, CPP, PSP, President of RAD. "Their hard work ensures that clients receive consistent performance and value, which is why we continue to see adoption expand across our ecosystem. It is rewarding to witness this momentum and to know that our people are driving it forward every day."

About Artificial Intelligence Technology Solutions, Inc. (AITX) and RAD

AITX, through its primary subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry's existing and costly manned security guarding and monitoring model. RAD delivers these cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

The Company's operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, which is a formal, independent audit that evaluates a service organization's internal controls for handling customer data and determines if the controls are not only designed properly but also operating effectively to protect customer data. This audit reinforces the Company's credibility with enterprise and government clients who require strict data protection and security compliance.

RAD is led by Steve Reinharz, CEO/CTO and founder of AITX and RAD, who brings decades of experience in the security services industry. Reinharz serves as chair of the Security Industry Association's (SIA) Autonomous Solutions Working Group and as a member of the SIA Board of Directors. The RAD team also draws on extensive expertise across the sector, including Mark Folmer, CPP, PSP, President of RAD and Chair of the ASIS International North American Regional Board of Directors, Troy McCanna, former FBI Special Agent and RAD's Chief Security Officer, and Stacy Stephens, co-founder of security robotics company Knightscope ($KSCP). Their combined backgrounds in security industry leadership, law enforcement, and robotics innovation reinforce RAD's ability to deliver proven, practical, and disruptive solutions to its clients.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.radcam.ai, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

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Doug Clemons
248-270-8273
doug.c@radsecurity.com

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1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/